Pioneer Funds
                                 60 State Street
                                Boston, MA 02109

                                                                  March 11, 2009

VIA EDGAR
---------

U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Attention:  Mr. Dominic Minore, Esq.

Re: Delaying Amendment for the Registrants Listed on the Attached Appendix A (each, a "Registrant")
     Registration Statement on Form N-14

Ladies and Gentlemen:

     Pursuant to Rule 473 under the Securities Act of 1933, as amended (the "Securities Act"), each Registrant is hereby filing a delaying amendment with respect its Registration Statement on Form N-14 relating to the proposed reorganization of a series of Regions Morgan Keegan Select Funds into a series of the Registrant, as set forth on Appendix B. Each Registration Statement was filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 488 under the Securities Act on February 13, 2009, with the exception of the Registration Statement for Pioneer Series Trust I, which was filed with the Commission on February 17, 2009.

     Each Registrant hereby amends its Registration Statement to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     Pursuant to the requirements of the Securities Act and Rule 478 thereunder, this delaying amendment has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 11th day of March, 2009.

     If you have any questions or comments, please do not hesitate to contact Paul Raymond, Esq. ((617) 951-8567), counsel to each Registrant.


                                PIONEER FUNDS

                                /s/ Mark E. Bradley

                                By:  Mark E. Bradley
                                Title: Chief Financial and Accounting Officer and Treasurer (Principal Financial and Accounting Officer)

                                   Appendix A
                                   ----------

Registrant                                                File Nos.
----------                                                ---------

Pioneer Bond Fund                                         811-02864; 333-157342

Pioneer Fund                                              811-01466; 333-157321

Pioneer Mid Cap Value Fund                                811-06106; 333-157312

Pioneer Money Market Trust                                811-05099; 333-157315

Pioneer Series Trust I                                    811-21425; 333-157353

Pioneer Series Trust III                                  811-21664; 333-157336

Pioneer Series Trust IV                                   811-21781; 333-157350

Pioneer Short Term Income Fund                            811-21558; 333-157340

                                   Appendix B
                                   ----------


Series of Regions Morgan Keegan Select Funds                      Corresponding Series of a Registrant
--------------------------------------------                      --------------------------------------

Regions Morgan Keegan Select Mid Cap Growth Fund                  Pioneer Mid Cap Growth Fund II
                                                                  (a series of Pioneer Series Trust I)

Regions Morgan Keegan Select Growth Fund                          Pioneer Growth Fund
                                                                  (a series of Pioneer Series Trust I)

Regions Morgan Keegan Select Core Equity Fund                     Pioneer Fund
                                                                  (the sole series of Pioneer Fund)

Regions Morgan Keegan Select Mid Cap Value Fund                   Pioneer Mid Cap Value Fund
                                                                  (the sole series of Pioneer Mid Cap Value Fund)

Regions Morgan Keegan Select Value Fund                           Pioneer Cullen Value Fund
                                                                  (a series of Pioneer Series Trust III)

Regions Morgan Keegan Select Balanced Fund                        Pioneer Classic Balanced Fund
                                                                  (a series of Pioneer Series Trust IV)

Regions Morgan Keegan Select Fixed Income Fund                    Pioneer Bond Fund
                                                                  (the sole series of Pioneer Bond Fund)

Regions Morgan Keegan Select Limited Maturity Fixed Income Fund   Pioneer Short Term Income Fund
                                                                  (the sole series of Pioneer Short Term Income Fund)

Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund    Pioneer Intermediate Tax Free Income Fund
                                                                  (a series of Pioneer Series Trust I)

Regions Morgan Keegan Select Treasury Money Market Fund           Pioneer Treasury Reserves Fund
                                                                  (a series of Pioneer Series Trust IV)

Regions Morgan Keegan Select Money Market Fund                    Pioneer Cash Reserves Fund
                                                                  (a series of Pioneer Money Market Trust)